Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

REPORTS 2005 SECOND QUARTER EARNINGS

GT&T Cellular Subscribers up 32%, Access Lines up 13%

ST. THOMAS, U.S. VIRGIN ISLANDS (July 28, 2005) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported earnings of $3.2 million, or $0.65 per share, for the quarter ended June 30, 2005, compared to earnings of $3.4 million, or $0.67 per share, for the quarter ended June 30, 2004, a decrease of 5%. Earnings for the most recent quarter were negatively impacted by a $270,000 charge for non-cash, stock-based compensation recorded during the quarter. As compared to its first quarter 2005 earnings of $3.0 million, the Company’s second quarter earnings were up 6%.

Telephone operating revenues rose by 7% to $21.9 million for the second quarter of 2005, as compared to $20.5 million for the second quarter of 2004. The increase in telephone operating revenues is principally attributable to a $1.1 million or 13% increase in local exchange revenues reflecting continued growth in both cellular and wireline subscribers. GT&T’s cellular subscribers increased by 32% to 181,019 at June 30, 2005 and wireline subscribers (access lines) increased by 13% to 108,622 for the same period. GT&T continued to see strong demand for its new GSM/GPRS services, with roughly 41,000 of its subscribers now on the new system. The expansion of GT&T’s fixed line network also continued as management follows through on the major build-out activities, begun in 2004, to bring new areas into service. Guyana’s fixed line teledensity is now around 16% and combined fixed and wireless penetration is around 40%. Despite the growth in subscribers, international traffic volumes and revenue remained relatively unchanged from the second quarter of 2004.

Income from telephone operations decreased to $9.5 million in the second quarter of 2005, as compared to $10.3 million for the period ended June 30, 2004, a decrease of $0.8 million or 8% as total telephone operating expenses increased by 21% to $12.4 million. This increase includes the non-cash stock-based compensation charge of $270,000 in the quarter ended June 30, 2005 associated with the partial vesting of approximately 17,000 shares of restricted stock granted to certain executives in May 2005. The large increase in lines and cellular subscribers contributed to a $1.6 million or 22% increase in telephone operating expenses. The increase in telephone operating expenses is primarily the result of increased selling and marketing expenses, including the cost of new GSM handsets, and increased costs associated with operating a larger network and servicing more subscribers.

The Company’s three smaller, wholly-owned subsidiaries, Choice Communications (Choice), Call Home Telecom (CHT), and Atlantic Tele-Center (ATC), are combined under the heading “Other Operations” on our statement of operations. For the quarter ended June 30, 2005, we recorded a loss for these operations of $1.4 million, or 15% lower than the loss reported for the comparable period of 2004. The improvement in other operations was primarily due to the previously reported curtailment of the operations of CHT and ATC during 2004. Choice continued its strong growth in cable television and broadband data (wDSL) subscribers with television subscribers alone rising by 36% over the past year. However, as in 2004 and the first quarter, the revenue generated by these gains was partly offset by an 18% decline in dial-up internet subscribers. Furthermore, Choice operating expenses increased by 9% for the second quarter of 2005 compared to the year earlier quarter, with depreciation expense increasing 39% because of the expansion of Choice’s network infrastructure.

Equity in the earnings of Bermuda Digital Communications (BDC), our cellular operator in Bermuda, was $796,000 for the three months ended June 30, 2005, a 15% increase over the three months ended June 30, 2004. The increase in earnings primarily reflects higher airtime revenues on an 18% increase in subscribers from 18,302 at June 30, 2004 to 21,644 at June 30, 2005. The increased subscriber levels include a number of new data customers using BDC’s new EV-DO network to obtain high-speed mobile data services. The second quarter of 2005 also saw increased roaming revenue over 2004.

Other income, excluding the effect of the Company’s equity in earnings in BDC, remained relatively unchanged at $329,000 and $397,000 for the quarters ending June 30, 2005 and 2004, respectively.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “We continue to be pleasantly surprised by the capacity of GT&T and BDC to grow their cellular subscriber bases without unduly impacting operating margins. After over two quarters of head-on competition with a country-wide cellular competitor, GT&T is now showing that, like our Cellular One affiliate, BDC, in Bermuda, it can deliver a quality service that attracts and retains customers. Price matters, but customers also care deeply about service quality, customer service and features. BDC continues to be a technology and service leader in Bermuda, and GT&T is doing the same in Guyana. In this regard, our Choice subsidiary recently launched an innovative “plug and play” wireless broadband service, Choice WiMax, in our licensed spectrum that we hope will prove popular in the U.S. Virgin Islands.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider. ATN also owns 44% of Bermuda Digital Communications Ltd., providing cellular voice and data services in Bermuda as Cellular One; 100% of Choice Communications, LLC, providing wireless television and broadband and dial-up data services as the largest Internet service provider and the only wireless TV provider in the United States Virgin Islands.

This release contains forward-looking statements within the meaning of the United States federal securities laws, including without limitation Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to, among other matters, ATN’s future financial performance and results of operations, management’s plans, strategy for the future and market conditions. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as material changes in the United States communications industry or regulation and changes in communications technology. ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

SCHEDULE A

ATLANTIC TELE-NETWORK, INC.

Statements of Operations Data

For the Three and Six Months Ended June 30, 2005 and 2004

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Telephone operations:
Revenues:
International long-distance revenues	$11,223	$11,274	$22,589	$21,942
Local exchange service revenues	9,298	8,242	17,918	16,052
Other revenues	1,354	990	2,633	1,895

Total revenues from telephone operations	21,875	20,506	43,140	39,889

Expenses:
International long-distance expenses	1,335	1,256	2,605	2,636
Telephone operating expenses	9,195	7,559	18,278	15,592
General and administrative expenses	1,585	1,423	2,996	3,061

Non-cash stock based compensation	270	—	270	—

Total telephone operating expenses	12,385	10,238	24,149	21,289

Income from telephone operations	9,490	10,268	18,991	18,600

Other operations:
Revenues of other operations	1,509	1,322	2,934	2,609
Expenses of other operations	2,924	2,990	5,911	5,517

Loss from other operations	(1,415)	(1,668)	(2,977)	(2,908)

Other income (expense):
Interest expense	(197)	(50)	(333)	(103)
Interest income	263	111	532	235
Equity in earnings of Bermuda Digital Telecommunications	796	690	1,386	1,187
Other income (expense):	263	336	564	1,518

Other income (expense), net:	1,125	1,087	2,149	2,837

Income before income taxes and minority interest	9,200	9,687	18,163	18,529
Income taxes	5,024	5,359	10,040	10,163

Income before minority interest	4,176	4,328	8,123	8,366
Minority interest	(945)	(939)	(1,846)	(1,832)

Net income	$3,231	$3,389	$6,277	$6,534

Net income per share:
Basic	$0.65	$0.67	$1.26	$1.30

Diluted	$0.65	$0.67	$1.25	$1.30

Weighted average common stock outstanding:
Basic	4,988	5,025	5,001	5,025

Diluted	4,991	5,025	5,003	5,025

SCHEDULE B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2004, March 31, 2005 and June 30, 2004 and 2005

(In Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

	As of 6/30/2005	As of 6/30/2004	As of 3/31/2005	As of 12/31/2004
Access lines (fixed)	108,622	96,549	105,702	98,390

Cellular subscribers lines	181,019	137,236	150,852	143,945

International Long-Distance Traffic:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
International Minutes of Traffic:
Inbound	37,707	38,984	76,701	75,057
Outbound	7,052	6,659	13,926	13,469

Total International Minutes	44,759	45,644	90,627	88,526

International Minutes of Traffic Mix:
Inbound	84.2%	85.4%	84.6%	84.8%
Outbound	15.8%	14.6%	15.4%	15.2%

Total International Minutes	100.0%	100.0%	100.0%	100.0%